Exhibit 99.1

Regional Management Corp. Announces Second Quarter 2026 Results

- Quarterly net income of $8.2 million and diluted earnings per share of $0.85 -

- Year-to-date net income and diluted earnings per share up 14% and 17%
year-over-year, respectively -

- Annualized operating expense ratio improves 80 basis points year-over-year -

Greenville, South Carolina – July 29, 2026 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the second quarter ended June 30, 2026.

“We delivered strong second quarter revenue of $168 million and improved our operating expense ratio by 80 basis points year-over-year to 12.4%, while growing our higher-quality auto-secured portfolio and returning capital to shareholders,” said Lakhbir S. Lamba, President and Chief Executive Officer of Regional Management Corp. “Year-to-date, net income and diluted earnings per share are up 14% and 17%, respectively. At the same time, portfolio growth fell short of our expectations, and our net credit loss rate was modestly above our forecast, driven in part by slower portfolio growth. These results reflect a more competitive environment for customer acquisition and deliberate decisions to tighten underwriting in segments that did not meet our risk-adjusted return hurdles, which weighed on our near-term origination volumes.”

“We are accelerating execution against our strategic priorities, foremost among them our bank partnership,” continued Mr. Lamba. “We have implemented the partnership in Texas, our largest market, and its early results are very promising. We believe this partnership will be transformative to the reach, economics, and returns of our business and can materially change the trajectory of our net income and returns as we move into 2027. We are building from an even stronger foundation, and I am confident that the disciplined decisions we are making today will drive sustainable and profitable growth over the longer term.”

Second Quarter 2026 Highlights

•
Net income for the second quarter of 2026 was $8.2 million and diluted earnings per share was $0.85, down 19.6% and 17.5% year-over-year, respectively. Net income for the six months ended June 30, 2026 was $19.6 million and diluted earnings per share was $2.03, up 14.0% and 17.3% year-over-year, respectively.

•
Net finance receivables as of June 30, 2026 were $2.1 billion, an improvement of $187.9 million, or 9.6%, from the prior-year period, driven by strong performance from large loans, including demand for auto-secured products, and 12 new branches opened since June 30, 2025.

o
Total originations of $503.6 million decreased 1.3% from the prior-year period.

o
Large loan net finance receivables of $1.7 billion increased $246.3 million, or 17.4%, from the prior-year period and represented 77.3% of the total loan portfolio, compared to 72.1% in the prior-year period.

▪
Auto-secured net finance receivables of $323.7 million increased $78.1 million, or 31.8%, from the prior-year period and represented 15.1% of the total loan portfolio, compared to 12.5% in the prior-year period.

o
Small loan net finance receivables of $488.6 million decreased $58.4 million, or 10.7%, from the prior-year period and represented 22.7% of the total loan portfolio, compared to 27.9% in the prior-year period.

•
Second quarter total revenue of $168.0 million, an increase of $10.6 million, or 6.7%, from the prior-year period, primarily due to growth in average net finance receivables.

o
Total revenue yield (annualized total revenue as a percentage of average net finance receivables) for the second quarter of 2026 was 31.8%, up 30 basis points sequentially, consistent with seasonality and the impact of our bank partnership, offset in part by lower insurance revenue yield. Total revenue yield decreased 110 basis points from the prior-year period primarily due to product mix shift.

o
Interest and fee yield (annualized interest and fee income as a percentage of average net finance receivables) for the second quarter of 2026 was 28.4%, compared to 29.4% in the prior-year period, a decrease of 100 basis points from the prior-year period primarily due to product mix shift.

•
Provision for credit losses for the second quarter of 2026 was $69.0 million, an increase of $8.4 million, or 13.9%, from the prior-year period, driven by portfolio growth.

o
The net credit loss rate (annualized net credit losses as a percentage of average net finance receivables) for the second quarter of 2026 was 12.2%, a 30 basis point increase compared to 11.9% in the prior-year period. The current-quarter net credit loss rate included approximately 20 basis points of impact from slower portfolio growth.

o
The provision for credit losses for the second quarter of 2026 included a sequential reserve increase of $4.5 million, primarily due to portfolio growth occurring during the second quarter of 2026.

o
The allowance for credit losses was $224.0 million as of June 30, 2026, or 10.4% of net finance receivables, consistent sequentially.

•
As of June 30, 2026, 30+ day contractual delinquencies totaled $149.4 million, or 7.0% of net finance receivables, a 20 basis point improvement sequentially and a 40 basis point increase from the prior-year period. The current-quarter delinquency percentage included approximately 20 basis points of impact from slower portfolio growth.

o
The 30+ day contractual delinquency rate on the company’s higher-quality auto-secured portfolio was 2.0% as of June 30, 2026.

•
General and administrative expenses for the second quarter of 2026 were $65.4 million, an increase of $2.5 million from the prior-year period. The operating expense ratio (annualized general and administrative expenses as a percentage of average net finance receivables) for the second quarter of 2026 was 12.4%. The ratio reflected an improvement of 80 basis points from 13.2% in the prior-year period.

•
In the second quarter of 2026, the company repurchased 136,325 shares of its common stock at a weighted-average price of $36.68 per share under the company’s stock repurchase program.

Strategic Highlights

During the second quarter, the company continued to scale its bank partnership program with Column N.A., a nationally chartered bank, through which it has originated more than $65 million in loans since the program’s launch. The company has fully implemented the program for branch originations in Texas, its largest state, and plans to extend it to additional states beginning in the second half of 2026, with substantially all of its branch network expected to operate under the program by the end of 2027. Originating in partnership with a nationally chartered bank enables the company to offer more consistent products and pricing nationwide, accelerates its entry into new states, and broadens the base of customers it can serve, while improving loan-level economics as the program scales. Early origination, margin, and credit results have been encouraging.

In July 2026, the company launched an end-to-end digital lending capability that enables customers to complete the entire loan process online, strengthening its omni-channel operating model and its ability to compete with fintech lenders while its branch network remains at the core of its operations. The company intends to scale the capability in a disciplined manner as it confirms strong credit performance and risk-adjusted returns. The company also entered Florida in May 2026, its 20th state, and accelerated investments across its technology and analytics platform, including a new branch loan origination system, an enhanced machine-learning credit model, and the deployment of artificial intelligence in collections and customer service.

Third Quarter 2026 Dividend

The company’s Board of Directors has declared a dividend of $0.30 per common share for the third quarter of 2026. The dividend will be paid on September 16, 2026 to shareholders of record as of the close of business on August 19, 2026. The declaration and payment of any future dividend is subject to the discretion of the Board of Directors and will depend on a variety of factors, including the company’s financial condition and results of operations.

Liquidity and Capital Resources

As of June 30, 2026, the company had net finance receivables of $2.1 billion and debt of $1.7 billion. The debt consisted of:

•
$208.1 million on the company’s $355 million senior revolving credit facility,
•
$132.1 million on the company’s aggregate $425 million revolving warehouse credit facilities, and
•
$1.3 billion through the company’s asset-backed securitizations.

As of June 30, 2026, the company’s unused capacity to fund future growth on its revolving credit facilities (subject to the borrowing base) was $442 million, or 56.6%, and the company had available liquidity of $127.9 million, including unrestricted cash on hand and immediate availability to draw down cash from its revolving credit facilities. As of June 30, 2026, the company’s fixed-rate debt as a percentage of total debt was 80%, with a weighted-average coupon of 4.8%.

The company had a funded debt-to-equity ratio of 4.4 to 1.0 and a stockholders’ equity ratio of 17.8%, each as of June 30, 2026. On a non-GAAP basis, the company had a funded debt-to-tangible equity ratio of 4.9 to 1.0, as of June 30, 2026. Please refer to the reconciliations of non-GAAP measures to comparable GAAP measures included at the end of this press release.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (877) 407-0752 (toll-free) or (201) 389-0912 (international). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will be available on Regional’s website at www.RegionalManagement.com.

A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” online and in branch locations in 20 states across the United States. Each of its loan products is structured on a fixed-rate, fixed-term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally managed direct mail campaigns, digital partners, and its consumer website. For more information, please visit www.RegionalManagement.com.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent Regional Management Corp.’s expectations or beliefs concerning future events. Forward-looking statements include, without limitation, statements concerning financial outlooks or future plans, objectives, goals, projections, strategies, events, or performance, and underlying assumptions and other statements related thereto. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements speak only as of the date on which they were made and are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. As a result, actual performance and results may differ materially from those contemplated by these forward-looking statements. Therefore, investors should not place undue reliance on forward-looking statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in forward-looking statements include, but are not limited to, the following: managing growth effectively, implementing Regional Management’s growth strategy, opening new branches as planned, and continuing to expand our lending partnership with Column N.A.; Regional Management’s convenience check strategy; Regional Management’s policies and procedures for underwriting, processing, and servicing loans; Regional Management’s ability to collect on its loan portfolio; Regional Management’s insurance operations; exposure to credit risk and repayment risk, which risks may increase in light of adverse or recessionary economic conditions; the implementation of evolving underwriting models and processes, including as to the effectiveness of Regional Management's custom scorecards; changes in the competitive environment in which Regional Management operates or a decrease in the demand for its products; the geographic concentration of Regional Management’s loan portfolio; the failure of third-party service providers, including those providing information technology products; changes in economic conditions in the markets Regional Management serves, including levels of unemployment and bankruptcies; the ability to achieve successful acquisitions and strategic alliances; the ability to realize the anticipated benefits from our lending partnership with Column N.A.; the ability to make technological improvements as quickly as competitors; security breaches, cyber-attacks, failures in information systems, or fraudulent activity; the development and use of artificial intelligence; the ability to originate loans; reliance on information technology resources and providers, including the risk of prolonged system outages; changes in current revenue and expense trends, including trends affecting delinquencies and credit losses; any future public health crises, including the impact of such crisis on our operations and financial condition; changes in operating and administrative expenses; the departure, transition, or replacement of key personnel; the ability to timely and effectively implement, transition to, and maintain the necessary information technology systems, infrastructure, processes, and controls to support Regional Management’s operations and initiatives; changes in interest rates; existing sources of liquidity may become insufficient or access to these sources may become unexpectedly restricted; exposure to financial risk due to asset-backed securitization transactions; risks related to regulation and legal proceedings, including changes in laws or regulations or in the interpretation or enforcement of laws or regulations; changes in accounting standards, rules, and interpretations and the failure of related assumptions and estimates; the impact of changes in tax laws and guidance, including the timing and amount of revenues that may be recognized; risks related to the ownership of Regional Management’s common stock, including volatility in the market price of shares of Regional Management’s common stock; the timing and amount of future cash dividend payments; and anti-takeover provisions in Regional Management’s charter documents and applicable state law.

The foregoing factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments, or otherwise, except as required by law. Regional Management is not responsible for changes made to this document by wire services or Internet services.

Contact

Investor Relations

Garrett Edson, (203) 682-8331

investor.relations@regionalmanagement.com

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(dollars in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	2Q 26	2Q 25	$	%	YTD 26	YTD 25	$	%
Revenue
Interest and fee income	$150,278	$140,695	$9,583	6.8%	$300,574	$277,248	$23,326	8.4%
Insurance income, net	10,976	11,499	(523)	(4.5)%	22,786	22,796	(10)	—
Other income	6,752	5,248	1,504	28.7%	11,936	10,365	1,571	15.2%
Total revenue	168,006	157,442	10,564	6.7%	335,296	310,409	24,887	8.0%

Expenses
Provision for credit losses	69,006	60,587	(8,419)	(13.9)%	133,874	118,579	(15,295)	(12.9)%

Personnel	39,433	38,584	(849)	(2.2)%	78,775	79,726	951	1.2%
Occupancy	7,252	6,911	(341)	(4.9)%	14,731	13,817	(914)	(6.6)%
Marketing	4,889	5,059	170	3.4%	9,070	10,465	1,395	13.3%
Other	13,870	12,391	(1,479)	(11.9)%	27,532	24,980	(2,552)	(10.2)%
Total general and administrative	65,444	62,945	(2,499)	(4.0)%	130,108	128,988	(1,120)	(0.9)%

Interest expense	22,993	20,426	(2,567)	(12.6)%	45,916	40,197	(5,719)	(14.2)%
Income before income taxes	10,563	13,484	(2,921)	(21.7)%	25,398	22,645	2,753	12.2%
Income taxes	2,410	3,344	934	27.9%	5,844	5,498	(346)	(6.3)%
Net income	$8,153	$10,140	$(1,987)	(19.6)%	$19,554	$17,147	$2,407	14.0%
Net income per common share:
Basic	$0.91	$1.07	$(0.16)	(15.0)%	$2.15	$1.79	$0.36	20.1%
Diluted	$0.85	$1.03	$(0.18)	(17.5)%	$2.03	$1.73	$0.30	17.3%
Weighted-average common shares outstanding:
Basic	8,988	9,504	516	5.4%	9,075	9,556	481	5.0%
Diluted	9,604	9,843	239	2.4%	9,633	9,934	301	3.0%
Return on average assets (annualized)	1.6%	2.1%			1.9%	1.8%
Return on average equity (annualized)	8.7%	11.3%			10.4%	9.6%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(dollars in thousands, except par value amounts)

			Increase (Decrease)
	2Q 26	2Q 25	$	%
Assets
Cash	$6,799	$4,272	$2,527	59.2%
Net finance receivables	2,148,253	1,960,364	187,889	9.6%
Unearned insurance premiums	(50,713)	(49,046)	(1,667)	(3.4)%
Allowance for credit losses	(224,000)	(202,800)	(21,200)	(10.5)%
Net finance receivables, less unearned insurance premiums and allowance for credit losses	1,873,540	1,708,518	165,022	9.7%
Restricted cash	111,776	117,658	(5,882)	(5.0)%
Lease assets	45,084	42,665	2,419	5.7%
Intangible assets	34,634	28,810	5,824	20.2%
Restricted available-for-sale investments	24,206	22,122	2,084	9.4%
Property and equipment	13,044	13,328	(284)	(2.1)%
Deferred tax assets, net	—	8,367	(8,367)	(100.0)%
Other assets	20,511	21,391	(880)	(4.1)%
Total assets	$2,129,594	$1,967,131	$162,463	8.3%
Liabilities and Stockholders’ Equity
Liabilities:
Debt	$1,675,942	$1,509,133	$166,809	11.1%
Unamortized debt issuance costs	(5,617)	(6,862)	1,245	18.1%
Net debt	1,670,325	1,502,271	168,054	11.2%
Lease liabilities	47,241	44,768	2,473	5.5%
Deferred tax liabilities, net	2,588	—	2,588	100.0%
Accounts payable and accrued expenses	31,109	57,141	(26,032)	(45.6)%
Total liabilities	1,751,263	1,604,180	147,083	9.2%
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, none issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 15,298 shares issued and 9,340 shares outstanding at June 30, 2026 and 15,225 shares issued and 9,962 shares outstanding at June 30, 2025)	1,530	1,522	8	0.5%
Additional paid-in capital	142,805	137,129	5,676	4.1%
Retained earnings	424,469	389,557	34,912	9.0%
Accumulated other comprehensive loss	(49)	(2)	(47)	(2,350.0)%
Treasury stock (5,958 shares at June 30, 2026 and 5,263 shares at June 30, 2025)	(190,424)	(165,255)	(25,169)	(15.2)%
Total stockholders’ equity	378,331	362,951	15,380	4.2%
Total liabilities and stockholders’ equity	$2,129,594	$1,967,131	$162,463	8.3%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(dollars in thousands, except per share amounts)

	Net Finance Receivables
	2Q 26	1Q 26	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	2Q 25	YoY $ Inc (Dec)	YoY % Inc (Dec)
Large loans	$1,659,685	$1,591,528	$68,157	4.3%	$1,413,367	$246,318	17.4%
Small loans	488,568	512,473	(23,905)	(4.7)%	546,997	(58,429)	(10.7)%
Total	$2,148,253	$2,104,001	$44,252	2.1%	$1,960,364	$187,889	9.6%
Number of branches	357	355	2	0.6%	352	5	1.4%
Net finance receivables per branch	$6,018	$5,927	$91	1.5%	$5,569	$449	8.1%

	Average Net Finance Receivables
	2Q 26	1Q 26	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	2Q 25	YoY $ Inc (Dec)	YoY % Inc (Dec)
Large loans	$1,620,686	$1,592,493	$28,193	1.8%	$1,372,783	$247,903	18.1%
Small loans	494,693	531,037	(36,344)	(6.8)%	540,106	(45,413)	(8.4)%
Total	$2,115,379	$2,123,530	$(8,151)	(0.4)%	$1,912,889	$202,490	10.6%

	Revenue Yields (1)
	2Q 26	1Q 26	QoQ Inc (Dec)	2Q 25	YoY Inc (Dec)
Large loans	26.6%	26.3%	0.3%	26.6%	0.0%
Small loans	34.3%	34.3%	0.0%	36.5%	(2.2)%
Total interest and fee yield	28.4%	28.3%	0.1%	29.4%	(1.0)%
Total revenue yield	31.8%	31.5%	0.3%	32.9%	(1.1)%

(1) Annualized as a percentage of average net finance receivables.

	Components of Increase in Interest and Fee Income
	2Q 26 Compared to 2Q 25
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Large loans	$16,516	$(95)	$(18)	$16,403
Small loans	(4,140)	(2,926)	246	(6,820)
Product mix	2,517	(1,781)	(736)	—
Total	$14,893	$(4,802)	$(508)	$9,583

	Loans Originated (1)
	2Q 26	1Q 26	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	2Q 25	YoY $ Inc (Dec)	YoY % Inc (Dec)
Large loans	$371,319	$265,460	$105,859	39.9%	$336,473	$34,846	10.4%
Small loans	132,316	122,493	9,823	8.0%	173,856	(41,540)	(23.9)%
Total	$503,635	$387,953	$115,682	29.8%	$510,329	$(6,694)	(1.3)%

(1) Represents the principal balance of loan originations, refinancings, and purchases.

	Other Key Metrics
	2Q 26	1Q 26	2Q 25
Net credit losses	$64,506	$66,268	$56,887
Percentage of average net finance receivables (annualized)	12.2%	12.5%	11.9%
Provision for credit losses	$69,006	$64,868	$60,587
Percentage of average net finance receivables (annualized)	13.0%	12.2%	12.7%
Percentage of total revenue	41.1%	38.8%	38.5%
General and administrative expenses	$65,444	$64,664	$62,945
Percentage of average net finance receivables (annualized)	12.4%	12.2%	13.2%
Percentage of total revenue	39.0%	38.7%	40.0%
Same store results (1):
Net finance receivables at period-end	$2,135,915	$2,087,752	$1,915,667
Net finance receivable growth rate	9.0%	10.7%	8.1%
Number of branches in calculation	345	345	335

(1) Same store sales reflect the change in year-over-year sales for the comparable branch base. The comparable branch base includes those branches open for at least one year.

	Contractual Delinquency
	2Q 26		1Q 26		2Q 25
Allowance for credit losses	$224,000	10.4%	$219,500	10.4%	$202,800	10.3%
Current	1,824,145	84.9%	1,801,192	85.6%	1,672,027	85.3%
1 to 29 days past due	174,752	8.1%	151,875	7.2%	158,951	8.1%
Delinquent accounts:
30 to 59 days	40,971	2.0%	35,235	1.7%	35,362	1.8%
60 to 89 days	32,763	1.5%	32,251	1.5%	28,949	1.5%
90 to 119 days	26,497	1.2%	28,331	1.4%	22,348	1.1%
120 to 149 days	24,404	1.1%	27,198	1.3%	21,625	1.1%
150 to 179 days	24,721	1.2%	27,919	1.3%	21,102	1.1%
Total delinquency	$149,356	7.0%	$150,934	7.2%	$129,386	6.6%
Total net finance receivables	$2,148,253	100.0%	$2,104,001	100.0%	$1,960,364	100.0%

	Contractual Delinquency by Product
	2Q 26		1Q 26		2Q 25
Large loans	$97,228	5.9%	$95,192	6.0%	$76,690	5.4%
Small loans	52,128	10.7%	55,742	10.9%	52,696	9.6%
Total	$149,356	7.0%	$150,934	7.2%	$129,386	6.6%

	Income Statement Quarterly Trend
	2Q 25	3Q 25	4Q 25	1Q 26	2Q 26	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$140,695	$148,672	$153,029	$150,296	$150,278	$(18)	$9,583
Insurance income, net	11,499	11,391	11,386	11,810	10,976	(834)	(523)
Other income	5,248	5,424	5,287	5,184	6,752	1,568	1,504
Total revenue	157,442	165,487	169,702	167,290	168,006	716	10,564
Expenses
Provision for credit losses	60,587	60,474	66,379	64,868	69,006	(4,138)	(8,419)
Personnel	38,584	39,517	40,394	39,342	39,433	(91)	(849)
Occupancy	6,911	7,160	7,227	7,479	7,252	227	(341)
Marketing	5,059	4,212	3,874	4,181	4,889	(708)	170
Other	12,391	13,179	13,024	13,662	13,870	(208)	(1,479)
Total general and administrative	62,945	64,068	64,519	64,664	65,444	(780)	(2,499)
Interest expense	20,426	21,971	22,646	22,923	22,993	(70)	(2,567)
Income before income taxes	13,484	18,974	16,158	14,835	10,563	(4,272)	(2,921)
Income taxes	3,344	4,618	3,249	3,434	2,410	1,024	934
Net income	$10,140	$14,356	$12,909	$11,401	$8,153	$(3,248)	$(1,987)
Net income per common share:
Basic	$1.07	$1.53	$1.40	$1.24	$0.91	$(0.33)	$(0.16)
Diluted	$1.03	$1.42	$1.30	$1.18	$0.85	$(0.33)	$(0.18)
Weighted-average shares outstanding:
Basic	9,504	9,370	9,233	9,163	8,988	175	516
Diluted	9,843	10,133	9,941	9,662	9,604	58	239

	Balance Sheet & Other Key Metrics Quarterly Trends
	2Q 25	3Q 25	4Q 25	1Q 26	2Q 26	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$1,967,131	$2,028,266	$2,103,930	$2,072,750	$2,129,594	$56,844	$162,463
Net finance receivables	$1,960,364	$2,053,017	$2,140,199	$2,104,001	$2,148,253	$44,252	$187,889
Allowance for credit losses	$202,800	$212,000	$220,900	$219,500	$224,000	$4,500	$21,200
Debt	$1,509,133	$1,581,992	$1,650,764	$1,621,398	$1,675,942	$54,544	$166,809
Interest and fee yield (1)	29.4%	29.7%	29.3%	28.3%	28.4%	0.1%	(1.0)%
Efficiency ratio (2)	40.0%	38.7%	38.0%	38.7%	39.0%	0.3%	(1.0)%
Operating expense ratio (3)	13.2%	12.8%	12.4%	12.2%	12.4%	0.2%	(0.8)%
Delinquency rate (4)	6.6%	7.0%	7.5%	7.2%	7.0%	(0.2)%	0.4%
Net credit loss rate (5)	11.9%	10.2%	11.0%	12.5%	12.2%	(0.3)%	0.3%
Book value per share	$36.43	$37.94	$39.05	$40.25	$40.51	$0.26	$4.08

(1) Annualized interest and fee income as a percentage of average net finance receivables.

(2) General and administrative expenses as a percentage of total revenue.

(3) Annualized general and administrative expenses as a percentage of average net finance receivables.

(4) Delinquent loans outstanding as a percentage of ending net finance receivables.

(5) Annualized net credit losses as a percentage of average net finance receivables.

	Average Net Finance Receivables
	YTD 26	YTD 25	YoY $ Inc (Dec)	YoY % Inc (Dec)
Large loans	$1,606,667	$1,356,543	$250,124	18.4%
Small loans	512,765	544,520	(31,755)	(5.8)%
Total	$2,119,432	$1,901,063	$218,369	11.5%

	Revenue Yields (1)
	YTD 26	YTD 25	YoY Inc (Dec)
Large loans	26.5%	26.4%	0.1%
Small loans	34.3%	36.2%	(1.9)%
Total interest and fee yield	28.4%	29.2%	(0.8)%
Total revenue yield	31.6%	32.7%	(1.1)%

(1) Annualized as a percentage of average net finance receivables.

	Components of Increase in Interest and Fee Income
	YTD 26 Compared to YTD 25
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Large loans	$32,968	$687	$126	$33,781
Small loans	(5,741)	(5,006)	292	(10,455)
Product mix	4,620	(3,324)	(1,296)	—
Total	$31,847	$(7,643)	$(878)	$23,326

	Loans Originated (1)
	YTD 26	YTD 25	YTD $ Inc (Dec)	YTD % Inc (Dec)
Large loans	$636,779	$578,282	$58,497	10.1%
Small loans	254,809	324,167	(69,358)	(21.4)%
Total	$891,588	$902,449	$(10,861)	(1.2)%

(1) Represents the principal balance of loan originations, refinancings, and purchases.

	Other Key Metrics
	YTD 26	YTD 25
Net credit losses	$130,774	$115,279
Percentage of average net finance receivables (annualized)	12.3%	12.1%
Provision for credit losses	$133,874	$118,579
Percentage of average net finance receivables (annualized)	12.6%	12.5%
Percentage of total revenue	39.9%	38.2%
General and administrative expenses	$130,108	$128,988
Percentage of average net finance receivables (annualized)	12.3%	13.6%
Percentage of total revenue	38.8%	41.6%

Non-GAAP Financial Measures

In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The company’s management utilizes non-GAAP measures as additional metrics to aid in, and enhance, its understanding of the company’s financial results. Tangible equity and the funded debt-to-tangible equity ratio are non-GAAP measures that adjust GAAP measures to exclude intangible assets. Management uses these equity measures to evaluate and manage the company’s capital and leverage position. The company also believes that these equity measures are commonly used in the financial services industry and provide useful information to users of the company’s financial statements in the evaluation of its capital and leverage position.

This non-GAAP financial information should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, the company’s non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies. The following tables provide a reconciliation of GAAP measures to non-GAAP measures.

	2Q 26
Debt	$1,675,942
Total stockholders' equity	378,331
Less: Intangible assets	34,634
Tangible equity (non-GAAP)	$343,697
Funded debt-to-equity ratio	4.4	x
Funded debt-to-tangible equity ratio (non-GAAP)	4.9	x